Exhibit 99.1

SteadyMed Provides Corporate Update and Reports Second Quarter 2018 Financial Results

SAN RAMON, Calif., August 14, 2018 — SteadyMed Ltd. (Nasdaq: STDY), a specialty pharmaceutical company focused on the development of drug product candidates to treat orphan and high-value diseases with unmet parenteral delivery needs, today provided a corporate update and announced its financial results for the second quarter ended June 30, 2018.

Summary Corporate Update:

•                  On July 31, 2018, SteadyMed announced that its shareholders voted to approve the previously announced acquisition of the company by United Therapeutics Corporation (Nasdaq: UTHR) at an extraordinary general meeting of shareholders held on July 30, 2018. The merger is expected to close in the third quarter, 2018.

•                  On July 20, 2018, SteadyMed and United Therapeutics announced the termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 relating to United Therapeutics’ previously announced acquisition of SteadyMed.

•                  On April 30, 2018, SteadyMed announced the signing of a definitive merger agreement under which United Therapeutics will acquire SteadyMed for $4.46 per share in cash at closing and an additional $2.63 per share in cash upon the achievement of a milestone related to the commercialization of Trevyent®, which is in development for the treatment of Pulmonary Arterial Hypertension (PAH). The transaction, including the $75 million in contingent consideration, is valued at $216 million.

“We are delighted about the merger prospect with United Therapeutics and believe it will help us realize our commitment to bring Trevyent to market to improve the lives of patients with PAH”, said Jonathan M.N. Rigby President & CEO. “In addition, the validation and verification work on our lead drug product candidate Trevyent is ongoing and the Trevyent NDA remains on track for resubmission to the FDA before the end of 2018.”

Second Quarter 2018 Financial Results Compared to Second Quarter 2017 Financial Results

SteadyMed did not record any revenues in the second quarter of 2018, as it had previously recognized all of the revenue associated with the $3 million upfront payment received in 2015 from Cardiome. In the second quarter of 2017, the Company recognized revenues of $319,000 from the Cardiome payment.

For the second quarter ended June 30, 2018, SteadyMed reported a net loss of $10 million, or $0.38 per share, compared to a net loss of $8.1 million, or $0.33 per share for the second quarter ended June 30, 2017. The current quarter calculation of loss per share is based on 26,596,407 weighted-average shares outstanding versus 24,335,774 shares outstanding in the prior-year period.

Total operating expenses for the second quarter ended June 30, 2018 were $7.3 million, compared to $5.1 million for the second quarter ended June 30, 2017. The increase in operating expenses was primarily attributable to increases in general and administrative (G&A) and research and development (R&D) expenses offset by a decrease in sales and marketing (S&M) expenses.

R&D expenses for the second quarter of 2018 were $4.0 million, compared to $3.5 million for the second quarter of 2017. The increase in R&D expenses was primarily due to an increase in sub-contractors and materials costs associated with the preparations for the resubmission of the Trevyent NDA.

G&A expenses for the second quarter of 2018 were $3.2 million, compared to $1.2 million for the second quarter of 2017. The increase in G&A expenses was primarily due to an increase in legal fees, consulting and other expenses related to the recently-announced Merger Agreement with United Therapeutics.

S&M expenses for the second quarter of 2018 were $0.1 million compared to $0.4 million for the second quarter of 2017. The decrease in S&M was primarily due to a decrease in salary expenses associated with the scaling back of the pre-commercialization plan for Trevyent in response to the refusal to file letter from the FDA for the Trevyent NDA.

Financial expenses, net for the second quarter of 2018 was $2.8 million compared to $3.2 million for the second quarter of 2017.  The decrease was primarily due to $0.4 million in warrant issuance expenses incurred in Q2 2017 related to the April 2017 private placement.

As of June 30, 2018, SteadyMed had cash and cash equivalents of $21.1 million.

About SteadyMed

SteadyMed Ltd. is a specialty pharmaceutical company focused on the development of drug products to treat orphan and high value diseases with unmet parenteral delivery needs. The company’s lead drug product candidate is Trevyent, a development stage drug product that combines SteadyMed’s PatchPump® technology with Treprostinil, a vasodilatory prostacyclin analogue to treat pulmonary arterial hypertension (PAH). SteadyMed has offices in San Ramon, California and Rehovot, Israel. For additional information about SteadyMed please visit www.steadymed.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, among others, statements about the company’s ability to advance its development-stage product candidates, including Trevyent, statements about the potential benefits of our development-stage product candidates and our PatchPump technology, statements about the potential benefits of orphan drug designation, and statements about our ability to obtain and maintain regulatory approval of our development-stage product candidates. Forward-looking statements reflect the company’s current views with respect to certain current and future events and are subject to various risks, uncertainties and assumptions that could cause actual results to differ materially. Risks and uncertainties include, but are not limited to, the risk that Trevyent does not demonstrate clinical superiority to existing parenteral treprostinil products, that Trevyent is not approved for commercialization by the FDA, that Trevyent is not granted orphan drug exclusivity, and the risk that drug development involves a lengthy and expensive process with uncertain outcome. The risks, uncertainties and assumptions referred to above are discussed in detail in our reports filed with the Securities and Exchange Commission, including our Quarterly Report on Form 10-Q filed on August 14, 2018. The company does not undertake to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date hereof except as may be required by law.

Contacts:

Marylyn Rigby

Senior Director, Investor Relations and Marketing

925-272-4999

mrigby@steadymed.com

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

U.S. dollars in thousands (except share data)

	Three months ended June 30,		Six months ended June 30,
	2018	2017	2018	2017
	Unaudited		Unaudited

Revenues	$—	$319	$—	$634

Operating expenses:
Research and development	$3,981	$3,530	$7,902	$7,631
Sales and marketing	130	363	266	951
General and administrative	3,179	1,226	5,202	2,542

Total operating expenses	7,290	5,119	13,370	11,124

Total operating loss	7,290	4,800	13,370	10,490

Financial expenses, net	2,755	3,207	6,914	15,929

Loss before taxes on income	10,045	8,007	20,284	26,419

Taxes on income	25	139	141	287

Net loss	$10,070	$8,146	$20,425	$26,706

Net loss per share:
Basic and diluted net loss per Ordinary Share	$0.38	$0.33	$0.77	$1.20
Weighted-average number of Ordinary Shares used to compute basic and diluted net loss per share	26,596,407	24,335,774	26,584,628	22,249,391

CONSOLIDATED BALANCE SHEETS

U.S. dollars in thousands

	June 30, 2018	December 31, 2017
	Unaudited

Assets:

Cash and cash equivalents	$21,129	$32,453

Property and equipment, net	6,134	5,307

Other assets	567	731

Total assets	$27,830	$38,491

Liabilities and shareholders’ equity:

Current liabilities	4,475	2,756

Liability related to warrants	18,436	11,343

Other non-current liabilities	601	581

Shareholders’ equity	4,318	23,811

Total liabilities and shareholders’ equity	$27,830	$38,491